                             SCHEDULE 14 INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(E)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           Farmers National Banc Corp.
                           ---------------------------
                (Name of Registrant of Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:
        1. Title of each class of securities to which transaction applies:
        ........................................................................
        2. Aggregate number of securities to which transaction applies:
        ........................................................................
        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ........................................................................
        4. Proposed maximum aggregate value of transaction:
        ........................................................................
        5. Total fee paid:
        ........................................................................
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
        1. Amount Previously Paid:
        ........................................................................
        2. Form, Schedule or Registration Statement No.:
        ........................................................................
        3. Filing Party:
        ........................................................................
        4. Date Filed:
        ........................................................................

                           FARMERS NATIONAL BANC CORP.
                              20 SOUTH BROAD STREET
                              CANFIELD, OHIO 44406

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, MARCH 29, 2001

TO THE HOLDERS OF SHARES OF COMMON STOCK:

         NOTICE IS HEREBY GIVEN that pursuant to call of its Directors, the Annual Meeting of the Shareholders of FARMERS NATIONAL BANC CORP., Canfield, Ohio will be held at COLONIAL CATERING LOCATED AT 429 LISBON STREET, CANFIELD, OHIO 44406 ON THURSDAY, MARCH 29, 2001 AT THREE-THIRTY O'CLOCK (3:30) P.M., Eastern Standard Time, for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. The election of the eight (8) persons listed in the accompanying Proxy Statement.

         2. AMENDMENT TO ARTICLE IV OF THE Articles of Incorporation. Amending
         Article IV of the Corporation's Articles of Incorporation to increase the authorized number of shares of common stock, no par value, of the Corporation from 12,500,000 to 25,000,000.

         3. AMENDMENT TO ARTICLE III OF THE Code of Regulations. Amending the procedures for election of directors, including the adoption of a classified board of directors.

         4. TO TRANSACT SUCH OTHER BUSINESS as may properly come before the Meeting or any adjournment thereof.

         Shareholders of record at the close of business on February 2, 2001 are the only shareholders entitled to notice of and to vote at the Annual Shareholders Meeting.

                                   By Order of the Board of Directors,


                                   Frank L. Paden, President & Secretary

Canfield, Ohio
March 8, 2001

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.

                           FARMERS NATIONAL BANC CORP.
                              CANFIELD, OHIO 44406



                                 PROXY STATEMENT


                         ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 29, 2001

         Farmers National Banc Corp., herein referred to as "Farmers" or the "Corporation" is furnishing this Proxy Statement to its shareholders in connection with the solicitation, by order of the Board of Directors of Farmers, of proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, March 29, 2001 at 3:30 P.M., Eastern Standard Time, at Colonial Catering, 429 Lisbon Street, Canfield, Ohio 44406, and at any adjournments thereof. The Corporation is a one-bank holding company of which The Farmers National Bank of Canfield is the wholly owned subsidiary.

         The cost for solicitation of proxies will be borne by Farmers. Brokerage firms and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. Farmers will, upon request, reimburse brokerage firms, and other custodians, nominees and fiduciaries for the execution of proxies and for their expenses in forwarding proxy material to their principals.

         The proxy statement and the form of proxy are being mailed on March 8, 2001 or as soon thereafter as practicable to all shareholders entitled to vote at the meeting. In addition to use of mails, proxies may be solicited by officers, directors, and employees of Farmers by personal interview, telephone and telegraph.

         The 2000 Annual Report, including the required audited financial statements of the Corporation and related financial information, is enclosed with this proxy soliciting material.

                                  VOTING RIGHTS

         Only shareholders of record at the close of business on February 2, 2001 will be entitled to vote at the meeting. As of February 2, 2001, Farmers had issued and outstanding 11,604,252 shares of common stock with no par value held by approximately 3,585 holders of record eligible to vote. Each outstanding share entitles the recordholder to one vote. The number of shares present at the meeting in person or by proxy will constitute a quorum for the transaction of business.

         It is important that your stock be represented at the meeting, regardless of the number of shares you may own. We would appreciate your signing and returning the enclosed proxy. The shares represented by each proxy, which is properly executed and returned to Farmers, will be voted in accordance with the instructions indicated in such proxy. If no instructions are indicated, shares represented by proxy will be voted "FOR" the election of each of the Directors as described herein under Proposal 1, "FOR" the amendment to Article IV of the Articles of Incorporation under Proposal 2, and "FOR" the amendment to Article III of the Code of Regulations under Proposal 3. The proxy may be revoked at any time prior to its exercise, by delivering notice of revocation or a duly executed proxy bearing a later date to the Treasurer of the Corporation at any time before the proxy is voted. Shareholders who attend the meeting in person may vote their stock even though they may have sent in a proxy. No officer or employee of Farmers may be named as a proxy. If you received two or more proxy forms because of a difference in addresses or registration of shareholdings, each should be executed and returned in order to assure a complete tabulation of shares.

         The Corporation will appoint two officers to act as inspectors for the purpose of tabulating the votes cast by proxy. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

         The Board of Directors knows of no other business that will be presented for consideration at the 2000 Annual Meeting other than the matters described in this Proxy Statement. If any other matters should come before the meeting, the proxy holders will vote upon them in accordance with their best judgment.

         PROPOSAL NO. 1:

         ELECTION OF DIRECTORS

                  Pursuant to the Code of Regulations, the authorized number of directors has been set at eight (8). The Board of Directors has nominated the eight (8) persons named below to serve as directors in accordance with the proposal. If Proposal No. 3 is approved, two (2) nominees will be elected as Class I Directors to serve an initial term of one (1) year, three (3) nominees will be elected as Class II Directors to serve an initial term of two (2) years, and three (3) nominees will be elected as Class III Directors to serve an initial term of three (3) years (or, in all cases, until their successors have been duly elected and qualified). Assuming Proposal No. 3 is approved, after this year's election, election of directors will be for three (3) year terms. If Proposal No. 3 is not adopted, each director will serve for one (1) year or until his successor is duly elected and qualified. The class in which each director is designated is identified below. Each of the nominees, with the exception of Mr. Ralph D. Macali, is presently a member of the Board of Directors and has consented to serve another term as director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or approve a resolution that provides for a lesser number of directors. It is presently anticipated that each person elected as a director of the Corporation at the annual meeting will be elected by the Corporation as a director of the Corporation's wholly owned subsidiary, Farmers National Bank of Canfield.

                  The eight nominees receiving the greatest number of votes will be elected to the Board of Directors.

















                      INFORMATION WITH RESPECT TO NOMINEES

         Certain information in the following tabulation has been furnished to Farmers by the respective nominees for Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE EIGHT NOMINEES LISTED BELOW:


          NAME             PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS EXPERIENCE     AGE     DIRECTOR SINCE (A)
---------------------------------------------------------------------------------------------------------------
    Benjamin R. Brown     President and Owner of Castruction Company, Incorporated      55          1991
    CLASS II DIRECTOR     in 1965. The Company designs and manufactures pre-cast
      TWO YEAR TERM       shapes and associated products for the steel industry.

     Joseph D. Lane       Attorney and Principal of Lane & Rusu Co. L.P.A. since        48          1999
    CLASS I DIRECTOR      1995. Vice President of Lane Funeral Homes, Inc. since
      ONE YEAR TERM       1975 and Vice President of Lane Life Paramedics Ambulance
                          Services since 1985.

     Ralph D. Macali      Vice President of Palmer J. Macali, Inc. since 1986. The      44          (B)
   CLASS III DIRECTOR     Company operates a Giant Eagle retail grocery store. Mr.
     THREE YEAR TERM      Macali is a partner in P.M.R.P. Partnership, a real estate investment company since 1996 and is a limited partner in
                          the Macali Family Limited Partnership since 1998.


     David C. Myers       President and Owner of Myers Equipment Corp. since 1955.      72          1988
   CLASS III DIRECTOR     The Company sells truck equipment and school buses. Mr.
     THREE YEAR TERM      Myers has operated a 2,000 acre farm since 1946.

      Edward A. Ort       President of Ort Furniture Mfg. Co. since 1973. The           71          1993
    CLASS II DIRECTOR     Company manufactures upholstered furniture which is
      TWO YEAR TERM       shipped to retail furniture stores in northeastern United
                          States since 1957.

     Frank L. Paden       President & CEO of Farmers National Bank since 1996 and       49          1992
   CLASS III DIRECTOR     EVP/Sr. Loan Officer since 1991. President & Secretary of
     THREE YEAR TERM      Farmers National Banc Corp. since 1996.

   William D. Stewart     Chairman since 1996, formerly, President of Farmers           71          1972
    CLASS II DIRECTOR     National Bank since 1972 and President & Secretary of
      TWO YEAR TERM       Farmers National Banc Corp. since 1983.

     Ronald V. Wertz      CPCU, CIC, Vice President  with Acordia Insurance since       54          1989
    CLASS I DIRECTOR      1998. Previously was President and Owner of Boyer
      ONE YEAR TERM       Insurance, Inc. since 1981.


         (A) Includes the period served as a Director of The Farmers National Bank of Canfield prior to its reorganization into a wholly owned subsidiary of this Corporation in 1983.

         (B) Mr. Macali is the Nominee made by the current Board of Directors; should he be elected, he will be serving his first directorship term.






         PROPOSAL NO. 2:

         AMENDMENT TO ARTICLE IV OF THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES


                  The Articles of Incorporation of the Corporation presently authorize 12,500,000 shares, without par value. The Corporation's Board of Directors unanimously adopted a resolution proposing and declaring it advisable that Article IV of the Corporation's Articles of Incorporation (the "Articles") be amended in order to increase the authorized number of shares of the Corporation to 25,000,000 shares, without par value ("Common Shares"), and recommending to the shareholders of the Corporation the approval of the proposed amendment. Of the Corporation's presently authorized 12,500,000 Common Shares, as of December 31, 2000, 11,604,252 shares were outstanding.

                  The Board of Directors believes that it is desirable and in the best interests of the Corporation and its shareholders to increase the number of Common Shares the Corporation is authorized to issue. This will ensure that the Corporation will have a sufficient number of authorized Common Shares available in the future to provide it with the desired flexibility necessary to meet its business needs. If this proposal is approved by the shareholders, the additional Common Shares will be available for a variety of corporate purposes, including for example, the declaration and payment of share dividends to the Corporation's shareholders; issuance of shares under the Dividend Reinvestment Plan; share splits; use in the financing of expansion or future acquisitions; issuance pursuant to the terms of employee benefit plans; and use in other possible future transactions of a currently undetermined nature.

                  If the proposed amendment were adopted, the Corporation would be permitted to issue the additional authorized Common Shares without further shareholder approval, except to the extent otherwise required by the Articles, by law or by any securities exchange on which the Common Shares may be listed at the time. The authorization of additional Common Shares will enable the Corporation, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its shareholders. It is the belief of the Board of Directors that the delay necessary for shareholder approval of a specific issuance could be detrimental to the Corporation and its shareholders. The Board of Directors does not intend to issue any Common Shares except on terms that the Board deems to be in the best interests of the Corporation and its shareholders. Depending on the terms, the issuance of the Common Shares may have a dilutive effect on the Corporation's then-existing shareholders. Other than the Common Shares that may be acquired pursuant to the Corporation's existing Dividend Reinvestment Plan and Stock Option Plan, the Corporation presently has no plans, agreements or understandings to issue any of the newly authorized Common Shares.

                  Authorized Common Shares, not yet issued can be used by the Board of Directors to block a change of control of the Corporation. During a hostile takeover (a change of control not supported by the Board of Directors) the Board of Directors could issue an amount of additional shares to those shareholders not in support of the hostile takeover sufficient in number to effectively block the change of control. This could occur even though the holders of a majority of the Common Shares were in support of the change in control. The authorized but unissued shares vest in the Board of Directors the ability to better control an attempt to change control of the Corporation.

                  If the amendment is approved, it will become effective upon the filing of a Certificate of Amendment to the Corporation's Articles with the Ohio Secretary of State, which is expected to be accomplished as promptly as practicable after such approval is obtained.

         ADOPTION OF THE PROPOSED AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO THIRDS (2/3) OF THE COMMON SHARES. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT.




         PROPOSAL NO. 3:

         AMENDMENT TO ARTICLE III OF THE CODE OF REGULATIONS AMENDING THE PROCEDURES FOR ELECTION OF DIRECTORS, INCLUDING THE ADOPTION OF A CLASSIFIED BOARD OF DIRECTORS

                  The Board of Directors has adopted, subject to shareholder approval, a resolution proposing and declaring it advisable that
         Article III of the Code of Regulations be amended in its entirety and recommends that you vote for the proposal to amend Article III of the Code of Regulations.

                  The complete text of the proposed amendment to Article III is set forth in Exhibit "A" to this Proxy Statement. The following discussions are qualified in their entirety by reference to the text of the Amended Article III.

                  Article III of the Code of Regulations presently provides that a director's term of office shall continue until the annual meeting next succeeding their election and until their successors are elected and qualified. The proposed Article III provides for a classified Board of Directors. A classified Board of Directors would operate to divide the Board into three (3) separate classes of directors, as nearly equal in number as possible, to serve a three (3) year term or until their successors are duly elected and qualified with each class being elected at different annual shareholder meetings. If this amendment to Article III of the Code of Regulations is approved, Class I will consist of two
         (2) directors who will serve for an initial term of one (1) year, Class II will consist of three (3) directors who will serve for an initial term of two (2) years, and Class III will consist of three (3) directors who will serve for an initial term of three (3) years. At each annual meeting after 2001, directors will be elected to succeed those whose terms then expire and each newly elected director will serve for a three (3) year term. The proposed Article III would replace the prior system of electing all of the directors annually for one (1) year terms.

                  A classified Board would extend the time it would take for a majority shareholder to obtain control of the Board of Directors, thereby limiting such abusive takeover tactics such as two-tiered tender offers. Assuming each class of directors is equal in size, a majority shareholder could not obtain control of the Board until the second annual shareholders' meeting after it acquired a majority of the voting stock. During this time, the Board of Directors would have a better opportunity to negotiate with a majority shareholder to obtain a more favorable price and terms in any merger or tender offer. The classified Board of Directors could inhibit a change of control even though the holders of a majority of the Common Shares are in favor of such transaction

                  Article III of the Code of Regulations presently provides that the number of directors of the corporation shall be eight (8) and that the number of directors may be changed by a majority vote of the shareholders of the Corporation. The proposed amended Article III provides that the number of directors shall be not less than five (5), nor more than twenty-five (25), and that the exact number shall be determined from time to time by a two-thirds majority vote of the whole Board of Directors. The exact number shall be eight (8) unless otherwise determined. This term makes effective the classification of the Board of Directors in that no majority shareholder can change the number of directors at their discretion.

                  If the number of directors constituting the Board is increased or decreased, the resulting number of directors will be apportioned among the three (3) classes so as to make all classes as nearly equal in number as possible, except that the term of any incumbent director may not be shortened.

                  Article III of the Code of Regulations does not presently provide the procedures for nominations of persons for election to the Board of Directors. The proposed Article III prescribes the procedures under which a person is nominated for election to the Board of Directors. Specifically, individuals may be nominated at a meeting of the shareholders by or at the direction of the Board of Directors. Nominations made by shareholders must comply strictly with the provisions of the proposed Article III. Those provisions provide that timely notice of such nomination must be provided to the Secretary of the Corporation. To be considered timely, a shareholder notice must be delivered not less than ninety (90), nor more than one hundred twenty
         (120) days prior to the shareholder meeting at which the nominee may be elected to the Board of Directors; provided, however, that in the event that less than ninety (90) days notice of the meeting is provided to shareholders, timely notice must be delivered no later than the close of business on the seventh (7th) day following the date public disclosure of the meeting was made. A shareholder's timely notice to the Secretary shall set forth the name, age, business address and residence address of the nominee, principle occupation or employment history of the nominee for the past five (5) years, and the class and number of shares of capital stock of the Corporation which are directly and beneficially owned by such nominee; and, as to the shareholder providing such notice, the name and record address of the shareholder and the class and number of shares of capital stock of the Corporation which are directly and beneficially owned by such shareholder. Additional information may be required by the Corporation. These nominating procedures afford the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, the opportunity to inform shareholders about the merits of such qualifications. The provisions contained in the proposed Article III do not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors, although it may have the effect of precluding a contest for the election of directors if the procedures established by it are not followed. The provisions may also discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors. For these reasons, the Board of Directors believes that the nomination procedure contained in the proposed Article III may have an anti-takeover effect.

                  Article III of the Code of Regulations presently provides that vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, are required to be filled by a majority of the remaining members of the Board, although less than a quorum, and each person so elected serves as a director until a successor is elected by the shareholders. The proposed Article III provides that any vacancies in the Board shall be filled by a majority vote of the remaining directors and such director shall hold office for the unexpired portion of the term of the directorship. If the vacancy is created through an increase in the number of directors, the Board of Directors shall also determine the class of such directorship.

                  Article III of the Code of Regulations does not presently provide the procedures for the removal of directors and therefore directors can be removed for any reason. Required to make the classified Board of Directors effective is a provision mandating removal of a director only for cause. The proposed Article III provides that directors shall only be removed with a showing of cause by the affirmative vote of the holders of not less than 66 2/3% of the voting stock of the Corporation. Currently, a potential acquirer or majority shareholder could remove all of the directors at a meeting of shareholders and install its own slate of directors, thus gaining full control of the Board of Directors. Approval of the proposed Article III will require a potential acquirer to demonstrate cause as to why such directors should be removed, and shall further require such acquirer to gain approval of the holders of not less than 66 2/3% of the voting stock of the Corporation.

                  The Board believes that the threat of its removal would significantly weaken its bargaining strength in the event of an unwanted solicitation of the Corporation. The directors would be deprived of the time necessary to effectively evaluate any given proposal, to study alternatives to that proposal, and to make adequate and informed recommendations to the shareholders.

                  The effect of this provision is to make removal of the directors more difficult. The provision may also have the effect of making takeover and changing control of the Corporation more difficult. Additionally, the provision may have an adverse effect on the willingness of large shareholders to purchase shares of the Corporation.

                  The proposed Article III further provides that amendments to such Article eliminating the classified Board requires a 66 2/3% favorable vote of the shareholders.

                  Since directors will be serving for longer terms which expire at different times, and may be removed only for cause by a supermajority vote of shareholders, the Board of Directors believes that a classified Board will promote continuity of management and, thereby enhance the ability of the Corporation to carry out long-range plans and goals for its benefit and the benefit of its shareholders. Although the Corporation has not experienced difficulties in the past in maintaining continuity of the Board and management, the Board of Directors believes that a classified Board will assist the Corporation in maintaining this continuity of management into the future. Additionally, the classified Board has certain anti-takeover effects that the Board believes will deter unsolicited takeover attempts and protect the value of each shareholder's investment in the Corporation.

                  The effect of the proposed Article III may be to discourage tender offers and proxy contests and could deprive shareholders of the opportunity to participate in such occurrences if they so desire. The proposed Article III could also have the effect of discouraging accumulation of a substantial number of shares by any person or entity that would tend to reduce temporary fluctuations of the price of shares and potentially deprive shareholders of the ability to sell shares at temporarily inflated prices. By impeding the ability of shareholders to remove the directors, the shareholders may be deprived of the ability to participate in tender offers and proxy contests if they so desire, at the expense of protecting the Board and management. Conversely, the proposal will vest the Board with the ability to negotiate with a potential suitor without feeling the pressure that it will be removed if it does not react quickly to the tender offer or proxy contest.

         ADOPTION OF THE PROPOSED AMENDMENT TO ARTICLE III OF THE CODE OF REGULATIONS REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE CORPORATION. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT.

         ANTI-TAKEOVER AFFECTS.

                  The amendments contained in the proposed amendments to Article IV of the Articles of Incorporation and Article III of the Code of Regulations, including, issuing stock to friendly shareholders, controlling the number of directors, the nominating procedures for directors, classifying the Board of Directors, filling directorship vacancies and removing directors for cause may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control of the Corporation by a holder of a large block of the Corporation's stock or other person or the removal of incumbent management, even if such actions may be beneficial to the Corporation's shareholders generally, or may be supported by the holders of a majority of the Common Stock.

                  The proposed amendments to Article IV of the Articles of Incorporation or to Article III of the Code of Regulations is not in response to any effort, of which the Corporation is aware, to accumulate the common stock or to obtain control of the Corporation. The Board of Directors has observed the relatively common use of certain takeover tactics in recent years, including the accumulation of substantial common stock positions as a prelude to a threatened takeover or a corporate restructuring, including proxy fights in partial tender offers and the related use of two tier pricing. The Board of Directors believes that the use of these tactics can place undue pressure on a Corporation's Board of Directors and shareholders to act hastily and on incomplete information, and, therefore, can be highly disruptive to the Corporation as well as result in unfair differences in treatment of shareholders who act immediately in response to an announcement of takeover activity and those who choose to act later, if at all.

                  The provisions contained in the proposed Article III may have the effect of deterring or frustrating certain types of future takeover attempts that may not be approved by the incumbent Board of Directors, but that the holders of the majority of the shares of common stock may deem to be in their best interest or in which some or all of the shareholders may receive a substantial premium over prevailing market prices for their stock. By having the effect of discouraging takeover attempts, the proposed Article III also could have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the common stock that often result from actual or rumored takeover attempts.

                  The Board of Directors recognizes that a takeover might in some circumstances be beneficial to some or all of the Corporation's shareholders, but, nevertheless, believes that the shareholders as a whole will benefit from the adoption of the proposed Article III. The complete text of the proposed Article III is set forth in Exhibit A.











                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding beneficial ownership as of December 31, 2000, of the Corporation's common shares of each Director and all Executive Officers as a group.

Name                                                   Aggregate Number of Shares    Percent of Outstanding
                                                         Beneficially Owned (A)              Shares
---------------------------------------------------------------------------------------------------------------
Benjamin R. Brown                                                52,642                       .45%
Joseph D. Lane                                                    8,579                       .07%


Ralph D. Macali                                                  81,596                       .70%
David C. Myers                                                   52,607                       .45%
Edward A. Ort                                                    15,970                       .14%
Frank L. Paden                                                   20,531                       .18%
William D. Stewart                                               58,619                       .51%
Ronald V. Wertz                                                  78,204                       .67%
Executive Officers as a Group                                    28,854(B)                    .25%
All Directors and Executive Officers as a Group                 377,071                      3.25%

(A) Information relating to beneficial ownership is based upon information available to Farmers and uses "Beneficial Ownership" concepts set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, Beneficial Ownership includes those shares over which an individual has sole or shared voting, and/or investment powers such as beneficial interest of a spouse, minor children, or other relatives living in the home of the named individual, trusts, estates and certain affiliated companies.

(B) Includes 20,531 shares held by Frank L. Paden, President and CEO of Farmers National Bank of Canfield and President and Secretary of the Corporation.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

         To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during 2000, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.


                      COMMITTEES OF THE BOARD OF DIRECTORS

         During 2000, the Board of Directors of the Corporation held twelve regular monthly meetings and five special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which they serve. Members of the Board of Directors receive $500 for each board meeting they attend, and $300 for each committee meeting they attend with the exception of Mr. Paden who does not receive any compensation for committee meetings.

         At the Director's organizational meeting, held immediately following the last Annual Shareholders Meeting of the Farmers National Banc Corp, held on March 30, 2000, the following committees were appointed by the President &
Secretary:

         The Board of Directors has an Audit Committee consisting of Messrs. Myers, Brown, Ort and Wertz. The Audit Committee met four times in 2000. Included in the functions performed by the Audit Committee are (i) review the internal auditing procedures and controls of the Corporation and its subsidiary;
(ii) review reports prepared by the internal and external auditor; (iii) formally reports to the full Board of Directors its evaluations, conclusions and recommendations with respect to the Corporation's implementation of its policies, practices and controls; (iv) hold discussions with external auditors regarding the quality of the Corporation's financial reporting; (v) recommends to the Board of Directors that the Corporation's financial statements be included in the annual report in Form 10-K filing; and (vi) review and discuss audited financial statements with management. The Audit Committee received a letter from its' external auditor containing the disclosures required by the Independence Standard Board (ISB) Standard No. 1, and had discussion with the auditor regarding the auditor's independence. The Audit Committee is governed by an audit charter that has been approved by the Board of Directors.

         The Board of Directors has a Discount Loan Committee consisting of all the directors. The function of this committee is to review all loans made during the previous week and to approve any new loan applications or loan commitments which are greater than the lending limits of specific loan officers or the Executive Loan Committee. This committee meets on a regular weekly basis with three members of the bank's Executive Loan Committee.

         The Board of Directors has a Building Committee consisting of all the directors. The function of this committee is to oversee site selection for new offices, remodeling projects and any other modifications to the Corporation's buildings. This committee did not meet in 2000.

         The Board of Directors has a Long Range and Strategic Planning Committee consisting of all the directors. This committee is responsible for the formulation and implementation of the Corporation's long range Strategic Plan and short term Business Plan. This committee did not meet in 2000.

         The Board of Directors has a Risk Management and Insurance Committee consisting of Messrs. Wertz, Brown, Calvin and EVP/CFO Culp. The function of this committee is to annually review all insurance protection and coverage maintained by the corporation. This committee met once in 2000.

         The Board of Directors has an Executive Compensation and Employees Salary Committee consisting of Messrs. Brown, Calvin, Lane, Myers, Ort, Stewart and Wertz. During 2000, this Compensation Committee met once. Duties of this committee include reviewing the performance of and establishing compensation for the officers of the Corporation's subsidiary, Farmers National Bank. The Compensation Committee also administers the Farmers National Banc Corp. 1999 Stock Option Plan.

         The Board of Directors has a Nominating Committee consisting of all the directors. During 2000, the Nominating Committee met twice. This committee is responsible for selecting and recommending to the Board of Directors with respect to: (a) nominees for election at the Annual Meeting of the shareholders;
(b) nominees to fill Board vacancies; and (c) the composition of membership of the various other standing board committees. The Nominating Committee will consider director nominees recommended by shareholders provided these nominations are in accordance with the procedures set forth in the Corporation's Code of Regulations.

         NOTE: THE ABOVE COMMITTEES ARE COMMITTEES OF THE FARMERS NATIONAL BANK OF CANFIELD (THE BANK), A WHOLLY OWNED SUBSIDIARY OF FARMERS NATIONAL BANC CORP. CURRENTLY, THE MEMBERS OF FARMERS' BOARD OF DIRECTORS ALSO SERVE AS THE DIRECTORS OF THE BANK, AND ATTEND BOARD MEETINGS FOR BOTH FARMERS AND THE BANK. ALTHOUGH THESE MEETINGS ARE CONDUCTED SEPARATELY ON THE SAME DAY, A MEMBER RECEIVES COMPENSATION (WHICH IS PAID BY FARMERS) FOR ONLY ONE MEETING, CONSEQUENTLY, MEMBERS ATTENDING A MEETING OF THE BOARDS OF BOTH FARMERS AND THE BANK ON A SINGLE DAY ARE CREDITED WITH ONE BOARD MEETING FOR ATTENDANCE AND COMPENSATION PURPOSES.


                           SUMMARY COMPENSATION TABLE

Name and Principal Position                   Year       Annual Salary        401(k)           All Other
                                                         and Director       Corporation       Compensation
                                                            Fees(a)        Contribution(b)         (c)
-------------------------------------------------------------------------------------------------------------
Frank L. Paden, President & CEO               2000          144,495           11,680              715
                                              1999          124,426            9,377              686
                                              1998          118,917            7,975              383


(a) The amount of Director Fees included in this annual amount is as follows:
Paden ($9,500, $10,300 and $9,300).
(b) In May, 1996, the Corporation adopted a 401(k) Profit Sharing Retirement Savings Plan. All employees of the Bank who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in the Plan. Under the terms of the Plan, employees may voluntarily defer a portion of their annual compensation, not to exceed 15%, pursuant to
Section 401(k) of the Internal Revenue Code. The Bank matches a percentage of the participants' voluntary contributions up to 6% of gross wages. In addition, at the discretion of the Board of Directors, the Bank may make an additional profit sharing contribution to the Plan. The Bank's contributions are subject to a vesting schedule and the Plan meets the requirements of Section 401(a) of the Internal Revenue Code and Department of Labor Regulations under ERISA.
(c) Amounts represent cost of group term life insurance and other benefits.

         Listed is the total compensation paid by the Corporation's subsidiary, The Farmers National Bank of Canfield during the latest fiscal year to the named person(s) for services in all capacities, specifically setting forth the direct compensation to the President & CEO. No other executive officer of the Bank receives total annual salary, bonus and other compensation of $100,000.


         In 1991, as a result of certain changes in the Internal Revenue Code, the Bank's pension plan was amended to reduce significantly the benefits of several key employees, including those of Mr. Paden. As a result, the Bank has entered into Deferred Compensation Agreements with certain of its executive officers, including Mr. Paden. Under the terms of the Deferred Compensation Agreement, he will receive monthly payments of $930.00 for a period of two hundred and four (204) months, commencing with retirement age of 65. This agreement also provides that these executive officers will be available to perform consulting services for the Bank during the period he is receiving these payments, and prohibits him from entering into competition with the Bank during that same period. In the event that any payments should still remain due and payable to the executive officer under the Agreement at the time of his death, those payments would be made to his surviving spouse. In the event that any payment should still remain due and payable to either the executive officer or his spouse under the Agreement at the death of the survivor of them, those payments would be reduced to their then present value at a predetermined rate of interest and paid to the estate of the survivor in a lump sum. Payments will be prorated in the event the employee retires before the age of 65, and will be increased proportionately if he retires after the age of 65. The Agreement is funded by a life insurance policy owned by the Bank, on which the Bank is the beneficiary and the premiums of which are paid by the Bank.

         Farmers National Banc Corp. adopted a stock option plan in 1999. As of the date of this proxy statement, no options are outstanding under the stock option plan.

         No Employment Contracts or Golden Parachute Agreements exist between any executive officer of either Farmers National Banc Corp. or The Farmers National Bank of Canfield. .

                           INDEBTEDNESS OF MANAGEMENT

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with Directors, executive officers and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Since the beginning of 2000, the largest aggregate extensions of credit to executive officers, Directors and their associates during the year ended December 31, 2000 was $1,076,730 or 1.52% of Equity Capital Accounts. In the opinion of the management of the Bank, these transactions do not involve more than a normal risk of collection or present any unfavorable features.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is made up of all of the outside Directors of Farmers. No officers of the corporation sit on this committee. This committee reports back to the full board but its decisions are not subject to full board approval. The committee has the purpose and responsibility of providing the Bank, its staff and the communities it serves with consistent long-term leadership of the highest quality possible while protecting the interests of the shareholders.

         The committee sets the limits for increases in the aggregate for all staff, reviews performance of executive officers and sets their salaries for the coming year. In addition, any incentive/bonus program is set by the board based on the recommendation of the compensation committee.

         The committee takes a straightforward approach to the review of executives and bases its consideration of salaries on specific job performance, contribution to target levels of growth, profitability, stability, capital and return on equity (ROE) and return on assets (ROA). Also considered is the executive's contribution to the general success of the Bank and its business plan and community standing, which cannot necessarily be quantified in an appropriated manner but is weighted heavily in a community bank, which is located exclusively in small communities. Successful bank operations are contingent upon accomplishment in all areas and integration with the business community's direction and success in our market areas. Executive performance must therefore be evaluated by using these factors as well. Specific results of each executive's area of responsibility are evaluated and considered, but would not be appropriately discussed here as a matter of confidentiality.

         The committee evaluates the President on the same basis as other executive offices with weight being given to the achievement of target levels of growth, capital and return on equity and, in addition, specific target goals of the overall strategic plan of the Bank. The accomplishment of meeting the goals and targets are reflected in the Summary Compensation Table.

         The members of the Compensation Committee are Benjamin R. Brown, Chairman; Richard L. Calvin, Joseph D. Lane, David C. Myers, Edward A. Ort, William D. Stewart and Ronald V. Wertz. None has registered a disagreement with the above report.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is currently or was at any time during 2000, an officer or an employee of, or had an employment agreement with the Corporation or the Bank. No corporate or committee interlocks exist which require disclosure under SEC regulations.


                                PERFORMANCE GRAPH

         The Securities and Exchange Commission requires a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has selected the NASDAQ Stock Market US Index and the NASDAQ Banks Index for purposes of this performance comparison which appears below. The Performance Graph presents a comparison which assumes $100 invested on December 31, 1995, in the Corporation's common stock, The NASDAQ Stock Market US Index and the NASDAQ Banks Index.



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
               AMONG FARMERS NATIONAL BANC CORP., THE NASDAQ STOCK
                  MARKET - US INDEX AND THE NASDAQ BANKS INDEX

                                     [GRAPH]

              $100 INVESTED ON 12/31/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

------------------------------------------------------------------------------------------------------------------
                                             12/95      12/96     12/97       12/98         12/99          12/00
------------------------------------------------------------------------------------------------------------------
      Farmers National Banc Corp.             100        132       186         268           197            114
------------------------------------------------------------------------------------------------------------------
          NASDAQ Stock Mkt-US                 100        123       151         213           395            238
------------------------------------------------------------------------------------------------------------------
              NASDAQ Bank                     100        132       221         220           211            241
------------------------------------------------------------------------------------------------------------------

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS


         The Board of Directors has elected Hill, Barth and King LLC to serve as the Corporation's independent public accountant for the fiscal year ending December 31, 2001. Hill, Barth and King LLC also served as the Corporation's independent public accountant for the fiscal year ended December 31, 2000. Hill, Barth and King LLC is expected to have a representative present at the Annual Meeting and will be available to respond to shareholders' questions and if it desires, will have an opportunity to make any statement it considers appropriate.




                         PRINCIPAL ACCOUNTING FIRM FEES

         The following table sets forth the aggregate fees billed to Farmers National Banc Corp. for the fiscal year ended December 31, 2000 by the Company's principal accounting firm, Hill Barth & King LLC:

    Audit Fees . . . . . . . . . . . . . . . . . . . . . .   $ 95,550
    All Other Fees * . . . . . . . . . . . . . . . . . . .   $ 39,800
                                                             --------
                                                             $135,350

* The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.


                              SHAREHOLDER PROPOSALS

         Any Shareholder proposal intended to be placed in the Proxy Statement for the 2001 Annual Meeting to be held in March 2002 must be received by the Corporation no later than December 1, 2001. Written proposals should be sent to Carl D. Culp, Executive Vice President and Treasurer, Farmers National Banc Corp., 20 South Broad Street, P.O. Box 555, Canfield, Ohio 44406. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Securities and Exchange Commission. Reference is made to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for information concerning the content and form of such proposal and the manner in which such proposal must be made.



                           ANNUAL REPORT ON FORM 10-K

         A copy of the Corporation's 2000 report filed with the Securities and Exchange Commission, on Form 10-K, will be available without charge to shareholders upon written request to Carl D. Culp, Executive Vice President and Treasurer, Farmers National Banc Corp., 20 South Broad Street, P.O. Box 555, Canfield, Ohio 44406.


                                BY ORDER OF THE BOARD OF DIRECTORS,

                                FRANK L. PADEN, PRESIDENT & SECRETARY

                                   EXHIBIT "A"


                                   ARTICLE III
                      PROCEDURES FOR ELECTION OF DIRECTORS

         SECTION 1. NUMBER OF DIRECTORS. The number of directors constituting the entire Board shall not be less than five (5) nor more than twenty-five (25), the exact number of directors to be determined from time to time by a sixty-six and two-thirds percent (66 2/3%) majority vote of the whole Board of Directors of the corporation, and such exact number shall be eight (8) until otherwise so determined in accordance with this Article III, Section 1. Unless otherwise provided by law, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, shall be filled by action of the Board of Directors as provided in accordance with these Regulations.
         SECTION 2. NOMINATIONS. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of the shareholders may be made by or at the direction of the Board of Directors. Nominations may also be made at a meeting of shareholders by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2 of Article III. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred-twenty (120) days prior to the meeting; provided, however, that in the event that less than ninety (90) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so delivered or mailed no later than the close of business on the 7th day following the date public disclosure was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each nominee of the shareholder: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment history of the person for the last five (5) years, and
(iii) the class and number of shares of capital stock of the corporation which are directly and beneficially owned by the person; and (b) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the corporation which are directly and beneficially owned by the shareholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director of the corporation. No person shall be eligible for election as a director of the corporation at a meeting of the shareholders unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and the defective nomination shall be disregarded.
         SECTION 3. ELECTION AND TERM OF DIRECTORS. The Board of Directors shall be divided into three (3) classes with the term of office of one class expiring each year. At the annual meeting of Shareholders held in 2001, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until their successor shall be elected and qualified.
         No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the foregoing, at each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.
         Amendment of this Article III, Section 3 - ELECTION AND TERM OF DIRECTORS, shall require a sixty-six and two-thirds percent (66 2/3%) majority vote of the shareholders.
         SECTION 4. VACANCIES. In case of a vacancy in the Board of Directors, through increase in the number of directors, death, resignation, disqualification, or other cause, the remaining directors, by an affirmative vote of a majority thereof, shall elect a successor to hold office for the unexpired portion of the term of the director whose place is vacant. If the vacancy is created through an increase in the number of directors, the Board of Directors shall determine the class of such directorship.
         SECTION 5. REMOVAL OF DIRECTOR. Any or all of the directors shall only be removed with cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting stock of the corporation at a meeting called for such purpose. Sufficient showing of cause shall be determined by a two-thirds (2/3) majority vote of the unaffected directors if there exists a minimum of four (4) unaffected directors. In the event there exists less than four (4) unaffected directors, then sufficient showing of cause shall be determined by unanimous vote of the unaffected directors and by an opinion of an uninterested legal counsel designated by the President of the corporation, which such opinion concurs with the findings of the unaffected directors.

                                   PROXY CARD

                           FARMERS NATIONAL BANC CORP.
             20 SOUTH BROAD ST., P.O. BOX 555, CANFIELD, OHIO 44406

                            PROXY FOR ANNUAL MEETING
                       SOLICITED BY THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENT, that I, the Undersigned Shareholder of Farmers National Banc Corp. of Canfield, Ohio, do hereby nominate and appoint William D. Calhoun, Ronald V. Wertz and David W. Yeany (no officer or employee of the Corporation may be named as proxy) or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Corporation standing in my name on its books on February 2, 2001, at the Annual Meeting of its Shareholders to be held at COLONIAL CATERING, 429 LISBON STREET, CANFIELD, OHIO 44406, on Thursday, March 29, 2001, at 3:30 P.M., Eastern Standard Time, or any adjournment thereof with all the powers the undersigned would possess if personally present as follows:

         1. ELECTION OF DIRECTORS: The election of the eight (8) persons listed in the Proxy Statement dated March 8, 2001 accompanying the notice of said meeting.
         FOR (all nominees except as indicated below) ______
         WITHHOLD AUTHORITY (as to all nominees) To withhold your vote from certain nominees, strike a line through their name:
             Benjamin R. Brown, Joseph D. Lane, Ralph D. Macali, David C. Myers, Edward A. Ort, Frank L. Paden, William D. Stewart, Ronald V. Wertz

         2. AMENDMENT TO ARTICLE IV OF THE ARTICLES OF INCORPORATION: To approve an amendment to increase the authorized shares of the Corporation.
                     (  ) FOR          (  ) AGAINST          (  ) ABSTAIN

         3. AMENDMENT TO ARTICLE III OF THE CODE OF REGULATIONS: To approve an amendment to the procedures for election of directors, including the adoption of a classified board of directors.
                     (  ) FOR          (  ) AGAINST          (  ) ABSTAIN

         4. SUCH OTHER BUSINESS as may properly come before the meeting or any adjournment thereof.

                  [ADDRESS]               NUMBER OF SHARES HELD

                                          FARMERS NATIONAL BANC CORP.
                                          20 South Broad Street, P.O. Box 555
                                          Canfield, OH 44406

                                            PROXY FOR ANNUAL MEETING
                                            SOLICITED BY THE BOARD OF DIRECTORS
               (Please sign on reverse side and return promptly)

                             DETACH PROXY CARD HERE

          FARMERS NATIONAL BANC CORP. - ANNUAL MEETING OF SHAREHOLDERS
                            MARCH 29, 2001 3:30 P.M.
                                COLONIAL CATERING
                                429 LISBON STREET
                              CANFIELD, OHIO 44406

         IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THIS PROXY CONFERS AUTHORITY TO VOTE AND WILL BE VOTED "FOR" EACH PROPOSITION LISTED. If any other business is presented at said meeting, this Proxy shall be voted in accordance with the recommendations of The Board of Directors.

      The Board of Directors recommends a vote "For" each of the listed propositions. This proxy is solicited on behalf of The Board of Directors and may be revoked prior to its exercise.

         WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE (whether or not you plan to attend the meeting in person).

         IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.




                                                 DATED _______________


                              ________________________________________(L.S.)

                              ________________________________________(L.S.)
                                                 Signature of Shareholder(s) *

DETACH ON PERFORATION
      BELOW AND
  RETURN THIS CARD

         Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope
*When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint others MUST sign.

                             DETACH PROXY CARD HERE

                           [MAP TO COLONIAL CATERING]